Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-253114) and Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 333-26441) on Registration Statement (Form S-3) of Advent Technologies Holdings, Inc., and

(2)	Registration Statement (Form S-8 No. 333-256986) pertaining to the Advent Technologies Holdings, Inc. 2021 Equity Incentive Plan;

of our report dated March 31, 2023, with respect to the consolidated financial statements of Advent Technologies Holdings, Inc. included in this Annual Report (Form 10-K) of Advent Technologies Holdings, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

March 31, 2023